Exhibit 99.B(h)(2)

SCHEDULE I

TO THE

AMENDED AND RESTATED ADMINISTATION AGREEMENT

BETWEEN

SEI EXCHANGE TRADED FUNDS,

SEI INVESTMENTS GLOBAL FUNDS SERVICES

AND

SEI INVESTMENTS MANAGEMENT CORPORATION

AS OF MAY 13, 2022 AS AMENDED JULY 31, 2024, AUGUST 15, 2025, MARCH 9, 2026

AND APRIL 20, 2026

Funds

•	SEI Enhanced U.S. Large Cap Quality Factor ETF
•	SEI Enhanced U.S. Large Cap Momentum Factor ETF
•	SEI Enhanced U.S. Large Cap Value Factor ETF
•	SEI Enhanced U.S. Large Cap Low Volatility Factor ETF
•	SEI Select Small Cap ETF
•	SEI Select International Equity ETF
•	SEI Select Emerging Markets Equity ETF
•	SEI DBi Multi-Strategy Alternative ETF
•	SEI QiM U.S. Equity Factor Allocation Active ETF
•	SEI High Yield Bond & Alternative Credit ETF

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		SEI EXCHANGE TRADED FUNDS

By:	/s/ Sean Lawlor	By:	/s/ Stephen MacRae

Name:	Sean Lawlor	Name:	Steven MacRae

Title:	Head of Traditional Business	Title:	Vice President

SEI INVESTMENTS MANAGEMENT CORPORATION (with respect to Sections 7.02 an 8.01 only)

By:	/s/ James Smigiel

Name:	James Smigiel

Title:	Chief Investment Officer